UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 3, 2005

MIRAVANT MEDICAL TECHNOLOGIES
(Exact name of registrant as specified in its charter)

DELAWARE	0-25544	77-0222872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

336 Bollay Drive
Santa Barbara, CA 93117
(Address of principal executive offices, including zip code)

(805) 685-9880
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Item 3.02 Unregistered Sales of Equity Securities; Item 3.03 Material Modifications to rights of Security Holders; and Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 3, 2005, Miravant Medical Technologies, or the Company, entered into a $8.0 million Securities Purchase Agreement led by Scorpion Capital Partners, LP, a New York-based SBIC, with net proceeds to the Company of approximately $7.5 million. Pursuant to the Series B Convertible Preferred Stock Purchase Agreement, the Company issued 8.0 million shares of a newly created Series B Preferred Stock (the “Series B Preferred”). The shares of Series B Preferred are convertible, initially at a one-for-one ratio, based on a purchase price of $1.00 per share, into shares of the Company’s Common Stock. The Company also issued a warrant to purchase one share of Common Stock for each share of Series B Preferred purchased. The exercise price of each warrant is $1.00 per share. The Company also granted the purchasers registration rights with respect to the shares of Common Stock underlying the convertible Series B Preferred Stock. The shares of Series B Preferred and the warrants were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. As a result of the May 2005 Preferred Stock Agreement, the Company will be required to issue warrants to the debt holders of the December 2002 Convertible Debt and Warrant Agreement and certain debt holders of the August 2003 Convertible Debt and Warrant Agreement. The warrants issued will be for the purchase of a total of 3,775,000 shares of Common Stock of the Company, at an exercise price of $1.00 and will expire December 31, 2013.

In addition the Company filed a Certificate of Designation in the State of Delaware creating the Series B Preferred, which included conversion rights, voting rights, dividend rights and liquidation preferences. The following is a brief description of the liquidation preferences: in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, all assets and funds of the Company legally available for distribution shall be first distributed to the holders of the Series B Preferred Stock equal to ONE DOLLAR ($1.00) per share, plus accrued but unpaid dividends, after distributions are first made to the holders of the Series A-1, A-2 and A-3 Preferred Stock, but prior to any other distributions to any Junior Securities.

The Company intends to use the proceeds from the sale of the Series B Preferred shares to fund its confirmatory Phase III clinical trial for PHOTREX, in addition to funding its ongoing research, development programs and for general corporate purposes. A copy of the Series B Convertible Preferred Stock Purchase Agreement, related Registration Rights Agreement, Form of Warrant Agreement and Press Release are filed as exhibits to this report and are incorporated by reference.

Separately, the Company also announced an amendment to its March 2005 Debt Agreement, to establish the minimum conversion rate of the notes and the exercise price of the related warrants to the greater of $1.00 per share of convertible Common Stock or 125% of the average monthly closing price of the month preceding the conversion. The last available borrowing was extended to July 1, 2007.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant Agreement
4.2	Registration Rights Agreement
4.3	Certificate of Designation of Series B Preferred Stock
10.1	Series B Convertible Preferred Stock Purchase Agreement
99.1	Press Release dated May 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRAVANT MEDICAL TECHNOLOGIES

By:	/s/ John M. Philpott
John M. Philpott Chief Financial Officer

Date: May 6, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant Agreement
4.2	Registration Rights Agreement
4.3	Certificate of Designation of Series B Preferred Stock
10.1	Series B Convertible Preferred Stock Purchase Agreement
99.1	Press Release dated May 4, 2005